CERTIFICATE OF SECRETARY




I, David P. Goss, certify that I am Assistant Secretary of FRANKLIN MUTUAL SERIES FUND INC. (the "Fund").

As Assistant Secretary of the Fund, I further certify that the following resolution was adopted by a majority of the Directors of the Fund present at a meeting held at at Lyford Cay, Bahamas, on February 25, 2000.


            RESOLVED, that a Power of Attorney, substantially in the form of the Power of Attorney presented to this Board, appointing Harmon Burns, Deborah R. Gatzek, Mark H. Plafker, Murray L. Simpson, Barbara J. Green, David P. Gross, Karen L. Skidmore, Bradley Takahashi and Leiann Nuzum as attorneys-in-fact for the purpose of filing documents with the Securities and Exchange Commission, be executed by each Director and designated officer.


I declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.





Dated: February 25, 2000                        /s/David P. Goss
                                                Assistant Secretary